Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of AT&T Inc. of our report dated March 3, 2005, relating to the financial statements of Omnipoint Facilities Network II, LLC, which appears in the Form 10-K of Cingular Wireless LLC for the year ended December 31, 2005. Our report is referenced in the report on the consolidated financial statements of Cingular Wireless LLC which is included in the Form 10-K of BellSouth Corporation which is incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Seattle, Washington
March 29, 2006